UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2021

MONTES ARCHIMEDES ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39597 (Commission File Number)	85-1830874 (I.R.S. Employer Identification No.)

2884 Sand Hill Road, Suite 100 Menlo Park, CA (Address of principal executive offices)		94025 (Zip Code)

(Registrant’s telephone number, including area code): (650) 384-6558

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-half of one warrant	MAACU	The Nasdaq Stock Market LLC

Shares of Class A common stock included as part of the units	MAAC	The Nasdaq Stock Market LLC

Warrants included as part of the units, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	MAACW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders

On September 28, 2021, Montes Archimedes Acquisition Corp. (“MAAC”) held a special meeting of its stockholders (the “Special Meeting”), at which holders of 41,468,091 shares of common stock of MAAC (consisting of 30,200,135 shares of Class A common stock of MAAC and 10,267,956 shares of Class B common stock of MAAC) were present in person or by proxy, representing 80.77% of the voting power of MAAC’s common stock entitled to vote at the Special Meeting as of the record date for the Special Meeting and constituting a quorum for the transaction of business at the Special Meeting. A summary of the voting results for the following proposals presented at the Special Meeting, each of which is described in more detail in the definitive proxy statement of MAAC with respect to the Special Meeting filed with the Securities and Exchange Commission (the “SEC”) on August 10, 2021 (the “Proxy Statement”), is set forth below:

MAAC’s stockholders approved the Business Combination Proposal and the Nasdaq Proposal (each as defined in the Proxy Statement) at the Special Meeting.

The voting results for each proposal were as follows:

The Business Combination Proposal - Proposal No. 1

For	Against	Abstain	Broker Non-Votes
39,577,467	1,855,624	35,000	0

The Nasdaq Proposal - Proposal No. 2

For	Against	Abstain	Broker Non-Votes
39,577,204	1,855,727	35,165	0

As there were sufficient votes to approve the above proposals, the Adjournment Proposal described in the Proxy Statement was not presented at the Special Meeting.

Based on the results of the proposals presented at the Special Meeting, and subject to the satisfaction or waiver of all other closing conditions to the transactions (the “Transactions”) set forth in that certain Business Combination Agreement, dated as of May 1, 2021 (as amended on June 9, 2021, the “Business Combination Agreement”), by and among MAAC, Roivant Sciences Ltd., a Bermuda exempted limited company (“Roivant”), and Rhine Merger Sub, Inc., a Delaware corporation, including the Merger (as defined in the Business Combination Agreement), the Transactions are expected to be consummated on or about September 30, 2021. Following the consummation of the Transactions, the common shares and warrants of Roivant are expected to begin trading on the Nasdaq Global Market under the symbols “ROIV” and “ROIVW,” respectively, on October 1, 2021.

Item 8.01	Other Events

In connection with the Business Combination Proposal, MAAC’s stockholders had the right to elect to redeem all or a portion of their shares of Class A common stock of MAAC for a per share price calculated in accordance with MAAC’s governing documents. MAAC’s stockholders elected to redeem an aggregate of 38,400,312 shares of Class A common stock of MAAC (the “Redemptions”). The Business Combination Agreement provides that the obligation of Roivant to consummate the Transactions is conditioned on, among other things, the aggregate trust account proceeds available for release to MAAC from MAAC’s trust account being equal to or greater than $210.0 million at the time of Closing (the “Minimum Cash Condition”). As a result of the Redemptions, the trust account proceeds available for release to MAAC from MAAC’s trust account are less than $210.0 million and the Minimum Cash Condition has not been satisfied. Roivant intends to waive the Minimum Cash Condition and the Transaction is expected to close on September 30, 2021.

Giving effect to the completion of the Transactions and the concurrent PIPE financing, Roivant’s consolidated cash and cash equivalents at June 30, 2021 would be approximately $2.6 billion, including consolidated cash and cash equivalents of $2.0 billion as of June 30, 2021, $320 million from Datavant’s merger with Ciox Health and funding of $100 million by SK, Inc. of the second tranche of its investment in Proteovant Therapeutics.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONTES ARCHIMEDES ACQUISITION CORP.

Date: September 29, 2021	By:	/s/ Maria C. Walker
Name: Maria C. Walker
Title: Chief Financial Officer